Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BRONCUS TECHNOLOGIES, INC.

Cary Cole and Michael D. Laufer, M.D. certify that:

1. They are the President and Assistant Secretary, respectively, of Broncus Technologies, Inc., a California corporation.

2. The Articles of Incorporation of the corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code) are restated in their entirety as set forth in Exhibit “A” attached hereto and made a part hereof by this reference.

3. The Amended and Restated Articles of Incorporation set forth herein have been duly approved by the Board of Directors of the corporation.

4. The amendments to the Articles of Incorporation included in the Amended and Restated Articles of Incorporation set forth herein (other than omissions required by Section 910 of the Corporations Code) have been duly approved by the required vote of the shareholders of the corporation in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has two classes of stock, Common Stock and Preferred Stock, and the number of outstanding shares is 8,039,349 shares of Common Stock and 97,783,827 shares of Preferred Stock, consisting of 2,612,500 shares of Series A-1 Preferred Stock, 2,090,000 shares of Series A-2 Preferred Stock, 1,045,000 shares of Series A-3 Preferred Stock, 4,280,000 shares of Series B Preferred Stock, 9,619,528 shares of Series C Preferred Stock, 9,271,159 shares of Series D Preferred Stock, 23,943,450 shares of Series E Preferred Stock and 44,922,190 shares of Series F Preferred Stock. The number of shares voting in favor of the Amended and Restated Articles of Incorporation set forth herein equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the outstanding shares of Common Stock, (ii) more than two-thirds (2/3) of the outstanding shares of Preferred Stock (on an as-converted to Common Stock basis), (iii) more than 50% of the outstanding shares of Series F Preferred Stock, and (iv) more than 50% of the outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D and Series E Preferred Stock voting together as a single class (on an as-converted to Common Stock basis).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

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Dated: October 16, 2007

/s/ Cary Cole
Cary Cole, President

/s/ Michael D. Laufer
Michael D. Laufer, M.D., Assistant Secretary

EXHIBIT “A”

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BRONCUS TECHNOLOGIES, INC.

ARTICLE I

The name of the corporation is Broncus Technologies, Inc.

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise requires, any amendment, repeal or modification of this Article III shall not adversely affect any right or protection of a director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

ARTICLE IV

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise requires, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of an agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

ARTICLE V

1. Authorization of Shares. This corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively, both of which shall have no par value. The number of shares of Common Stock authorized to be issued is 160,000,000 shares. The number of shares of Preferred Stock authorized to be issued is

126,513,989 shares, 2,612,500 of which are designated as Series A-1 Preferred Stock, 2,090,000 of which are designated as Series A-2 Preferred Stock, 1,056,111 of which are designated as Series A-3 Preferred Stock, 4,416,667 of which are designated as Series B Preferred Stock, 9,811,716 of which are designated as Series C Preferred Stock, 9,500,000 of which are designated as Series D Preferred Stock, 28,428,095of which are designated as Series E Preferred Stock and 68,598,900 of which are designated as Series F Preferred Stock.

ARTICLE VI

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

1. Definitions. For purposes of this Article VI, the following definitions shall apply:

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Company” shall mean this corporation.

1.3 “Common Stock” shall mean the Common Stock, no par value, of the Company.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Distribution” shall mean the transfer of cash or property by the Company to one or more of its shareholders without consideration, whether by dividend or otherwise (except a dividend in shares of the Company’s stock). A Permitted Repurchase (defined below) is not a Distribution.

1.6 “Dividend Rate” shall mean $0.003 per share per annum for the Series A-1 Preferred Stock, $0.009 per share per annum for the Series A-2 Preferred Stock, $0.027 per share per annum for the Series A-3 Preferred Stock, $0.036 per share per annum for the Series B Preferred Stock, $0.0384 per share per annum for the Series C Preferred Stock, $0.064722 per share per annum for the Series D Preferred Stock, $0.03289 per share per annum for the Series E Preferred Stock and $0.03289 per share per annum for the Series F Preferred Stock, as adjusted in each case for any applicable preferred stock split, stock combination, stock dividend or similar event after the Original Issue Date.

1.7 “Filing Time” shall mean the time and date on which these Amended and Restated Articles of Incorporation are filed with the California Secretary of State and become legally effective.

1.8 “Original Issue Date” shall mean July 12, 2006, which is the date on which the first share of Series F Preferred Stock was issued by the Company.

1.9 “Original Issue Price” shall mean $0.06 per share for the Series A-1 Preferred Stock, $0.18 per share for the Series A-2 Preferred Stock, $0.54 per share for the

Series A-3 Preferred Stock, $0.72 per share for the Series B Preferred Stock, $0.768 per share for the Series C Preferred Stock, $1.29444 per share for the Series D Preferred Stock, $0.6578 per share for the Series E Preferred Stock and $0.6578 per share for the Series F Preferred Stock, as adjusted in each case for any applicable preferred stock split, stock combination, stock dividend or similar event after the Original Issue Date.

1.10 “Permitted Repurchases” shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company’s exercise of a right of first refusal to repurchase such shares.

1.11 “Preferred Stock” shall mean the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, collectively.

1.12 “Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, no par value, of the Company.

1.13 “Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock, no par value, of the Company.

1.14 “Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, no par value, of the Company.

1.15 “Series B Preferred Stock” shall mean the Series B Preferred Stock, no par value, of the Company.

1.16 “Series C Preferred Stock” shall mean the Series C Preferred Stock, no par value, of the Company.

1.17 “Series D Preferred Stock” shall mean the Series D Preferred Stock, no par value, of the Company.

1.18 “Series E Preferred Stock” shall mean the Series E Preferred Stock, no par value, of the Company.

1.19 “Series F Preferred Stock” shall mean the Series F Preferred Stock, no par value, of the Company.

1.20 “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 Dividend Preference. In each calendar year, the holders of the then outstanding series of Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock during any calendar year unless dividends in the total amount of the applicable annual Dividend Rate for each outstanding series of Preferred Stock shall have first been paid or declared and set apart for payment to the holders of such Preferred Stock; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of each outstanding series of Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part. The provisions of this Section 2 shall not apply to any dividend for which adjustment is made pursuant to subsection 5.5.

2.2 Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board declares additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and each outstanding series of the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5.

2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Liquidation Preferences.

(a) Series F Preferred Stock. The holders of each share of Series F Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of any other series of Preferred Stock or on any shares of Common Stock, an amount per share equal to the Original Issue Price for the Series F Preferred Stock, plus all declared but unpaid dividends thereon. If upon any such liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of Series F Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series F Preferred Stock on a pro rata basis according to the number of shares of Series F Preferred Stock then held by them.

(b) Junior Preferred Stock. Subject to payment or distribution (or the setting aside for payment or distribution) to the holders of Series F Preferred Stock of their full preferential amounts described above in subsection 3.1(a), the holders of each share of each series of Preferred Stock other than the Series F Preferred Stock, (the “Junior Preferred Stock”) then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for each such series of Junior Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company the Available Funds and Assets shall be insufficient to permit the payment to holders of the Junior Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Junior Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, (where, for this purpose, holders of shares of Preferred Stock will be deemed to hold (in lieu of their Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Preferred Stock pursuant to Section 5) until such time as each holder of then outstanding Preferred Stock shall have received for each share of Preferred Stock then held by such holder, in distributions made under this Section 3, an aggregate amount equal to two (2) times the applicable Original Issue Price for each such share of Preferred Stock (such aggregate dollar amount to include all amounts previously paid to such holder pursuant to subsection 3.1). After such distribution has been paid to all holders of Preferred Stock, then the holders of then outstanding Common Stock shall be entitled to receive all the remaining Available Funds and Assets (if any) pro rata according to the number of outstanding shares of Common Stock then held by each of them.

3.3 Alternative Liquidation Rights. If any shares of Preferred Stock are converted into Common Stock pursuant to Section 5, then such shares shall not be entitled to payments of Available Funds and Assets under subsections 3.1 or 3.2 that are payable on the Preferred Stock, but rather shall only be entitled to the payment of Available Funds and Asets due on shares of Common Stock pursuant to subsection 3.2. Notwithstanding the foregoing provisions of this Section 3, if in the event of a liquidation, dissolution or winding up of the Company, a holder of shares of a series of Preferred Stock would be entitled to receive, pursuant to subsections 3.1 and 3.2, an amount that is less than the amount that such holder would receive in such liquidation, dissolution or winding up of the Company if such shares were converted into Common Stock pursuant to Section 5 as of immediately prior to such liquidation, dissolution or winding up of the Company (the “Alternative Amount”), then in lieu of receiving any amounts under subsections 3.1 and 3.2 on account of such shares of Preferred Stock, such holder shall instead receive the Alternative Amount on account of such shares. In the event of a transaction constituting an Acquisition or an Asset Transfer (as defined below), the term “Available Funds and Assets” shall, in addition to any funds and assets that may be legally distributed to the Company’s shareholders on account of their outstanding shares of capital stock of the Company at the closing of such transaction, also include any additional funds and assets that may be legally distributed to them after the closing, including without limitation payments released from escrow funds, contingent payments and payments made upon the achievement of certain events.

3.4 Merger or Sale of Assets. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger on account of their shareholdings in the Company immediately prior to such consolidation or merger; (an “Acquisition”); or (ii) a sale of all or substantially all of the assets of the Company (an “Asset Transfer”), shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

3.5 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

4. Voting Rights.

4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

4.3 General. Subject to the foregoing provisions of this Section 4, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

4.4 Board Size. The authorized number of directors of the Company’s Board shall be eight (8).

4.5 Board of Directors Election and Removal.

(a) (i) So long as an aggregate total of at least 3,000,000 shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and/or Series B Preferred Stock are outstanding, the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director of the Company.

(ii) So long as at least 1,500,000 shares of Series C Preferred Stock are outstanding, the holders of the Series C Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company.

(iii) So long as at least 1,500,000 shares of Series E Preferred Stock are outstanding, the holders of the Series E Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company.

(iv) So long as at least 1,500,000 shares of Series F Preferred Stock are outstanding, the holders of the Series F Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company.

(v) So long as an aggregate total of at least 3,000,000 shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and/or Series B Preferred Stock are outstanding, or at least 1,500,000 shares of Series C Preferred Stock are outstanding, or at least 1,500,000 shares of Series E Preferred Stock are outstanding, or at least 1,500,000 shares of Series F Preferred Stock are outstanding, the holders of the Common Stock, voting as a separate class (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations Code), shall be entitled to elect two (2) directors of the Company.

(vi) The holders of the Preferred Stock and the Common Stock, voting together as a single class (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations Code) shall be entitled to elect any directors of the Company remaining to be elected after the elections made or to be made pursuant to clauses (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(v) of this subsection 4.5, if any.

(b) Quorum; Required Vote.

(i) Quorum. At any meeting held for the purpose of electing directors, (A) the presence in person or by proxy of the holders of a majority of the shares of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock then outstanding shall constitute a quorum of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock for the election of directors to be elected solely by the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock pursuant to clause (a)(i) of subsection 4.5; (B) the presence in person or by proxy of the holders of a majority of the shares of the Series C Preferred Stock then outstanding, shall constitute a quorum of the Series C Preferred Stock for the election of directors to be elected solely by the holders of the Series C Preferred Stock pursuant to clause (a)(ii) of subsection 4.5; (C) the presence in person or by proxy of the holders of a majority of the shares of the Series E Preferred Stock then outstanding, shall constitute a quorum of the Series E Preferred Stock for the election of directors to be elected solely by the holders of the Series E Preferred Stock pursuant to clause (a)(iii) of subsection 4.5; (D) the presence in person or by proxy of the holders of a majority of the shares of the Series F Preferred Stock then outstanding, shall constitute a quorum of the Series F Preferred Stock for the election of directors to be elected solely by the holders of the Series F

Preferred Stock pursuant to clause (a)(iv) of subsection 4.5 and (E) the presence in person or by proxy of the holders of a majority of the shares of the Common Stock then outstanding, shall constitute a quorum of the Common Stock for the election of directors to be elected solely by the holders of the Common Stock pursuant in clause (a)(v) of subsection 4.5. The holders of Preferred Stock and Common Stock representing a majority of the voting power of all the then-outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of any directors to be elected jointly by the holders of the Preferred Stock and the Common Stock pursuant to clause (a)(vi) of subsection 4.5.

(ii) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series or class of stock given the right to elect such director or directors pursuant to subsection 4.5(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the unanimous written consent of the holders of shares of such Specified Stock, except that, if such vote is to fill a vacancy on the Board other than a vacancy created by removal of a director, such vacancy may be filled by election by the written consent of the holders of a majority of the outstanding shares of such Specified Stock.

(c) Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to subsection 4.5(a), then a successor to hold office for the unexpired term of such director may be elected by the required vote of holders of the shares of such Specified Stock specified in subsection 4.5(b)(ii) above that are entitled to elect such director under subsection 4.5(a) or as otherwise permitted under the California Corporations Code.

(d) Removal. Subject to Section 303 of the California Corporations Code, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to subsection 4.5(a) or as otherwise permitted under the California Corporations Code, may be removed during his or her term of office, either with or without cause, by the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 4.5(c).

(e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 4.5, shall be held in accordance with the procedures and provisions of the Company’s Bylaws, the California Corporations Code and applicable law regarding shareholder meetings and shareholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

(f) Termination. Notwithstanding anything in this subsection 4.5 to the contrary, the provisions of this subsection 4.5 shall cease to be of any further force or effect upon the earlier to occur of the closing of an Acquisition or an Asset Transfer. Furthermore, notwithstanding anything in this subsection 4.5 to the contrary, the provisions of this subsection 4.5 shall cease to be of any further force or effect (i) with respect to the election of directors solely by the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock, on the first date following the Filing Time on which an aggregate total of at least 3,000,000 shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and/or Series B Preferred Stock is not outstanding; (ii) with respect to the election of a director solely by the Series C Preferred Stock, on the first date following the Filing Time on which the total number of outstanding shares of Series C Preferred Stock is less than 1,500,000; (iii) with respect to the election of a director solely by the Series E Preferred Stock, on the first date following the Filing Time on which the total number of outstanding shares of Series E Preferred Stock is less than 1,500,000, (iv) with respect to the election of a director solely by the Series F Preferred Stock, on the first date following the Original Issue Date on which the total number of outstanding shares of Series F Preferred Stock is less than 1,500,000 and (v) with respect to all provisions of this subsection 4.5, on the first date following the Filing Time on which an aggregate total of at least 3,000,000 shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and/or Series B Preferred Stock is not outstanding and the total number of outstanding shares of Series C Preferred Stock is less than 1,500,000 and the total number of outstanding shares of Series E Preferred Stock is less than 1,500,000 and the total number of outstanding shares of Series F Preferred Stock is less than 1,500,000.

5. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

5.1 Optional Conversion.

(a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and pay any declared and unpaid dividends on the shares being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

5.2 Automatic Conversion.

(a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price equals or exceeds Twenty Million Dollars ($20,000,000) and the public offering price per share of which equals or exceeds One Dollar Ninety Seven and Thirty-Four Hundredths Cents ($1.9734) per share before deduction of underwriters’ discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 5.4)); or (ii) at any time upon the affirmative election of the holders of at least two-thirds of the outstanding shares of Preferred Stock, including a majority of the holders of Series F Preferred Stock.

(b) Upon the occurrence of any event specified in subparagraph 5.2(a) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of subsection 2.1.

5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). As of the Filing Time, the Conversion Price for each series of Preferred Stock, shall be equal to its applicable Original Issue Price, except in the case of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, whose respective initial Conversion Prices will be equal to their respective Conversion Prices (as defined in the Company’s Articles of Incorporation in effect as of immediately prior to the Filing

Time) that were in effect as of immediately prior to the Filing Time (subject to the provisions of Section 5.9 below). The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time thereafter as provided below and also for any Preferred Stock split, stock combination, stock dividend or similar event after the Filing Time that is applicable to the series of Preferred Stock to which such Conversion Price applies.

5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) at any time or from time to time after the Filing Time, the Conversion Price of each series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of each series of Preferred Stock shall then receive the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable). This subsection 5.5 takes precedence over Section 2, and accordingly dividends payable in securities of the Company other than shares of Common Stock shall be governed by this subsection 5.5 and not Section 2.

5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a dividend covered by subsections 5.4 or 5.5, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in subsection 3.4 or subsection 5.7), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under subsection 3.4), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Preferred Stock immediately prior to the closing of such reorganization, merger or consolidation would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.

5.8 Sale of Shares Below Conversion Price.

(a) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this subsection 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection 5.5, or a recapitalization, reclassification or other change as provided in subsection 5.6 or 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for an outstanding series of Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b) Certain Definitions. For the purpose of making any adjustment required under this subsection 5.8:

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon conversion of Junior Preferred Stock; (B) shares of Common Stock (or options, warrants or rights directly or indirectly exercisable therefore and the underlying Common Stock) outstanding on the Original Issue Date; (C) shares of Common Stock (or options, warrants or rights directly or indirectly exercisable therefore and the underlying Common Stock) issued to employees, officers or directors of, or contractors, consultants or advisers to, the Company, or any Subsidiary, pursuant to stock purchase or stock option plans, stock bonuses or awards, or other incentive stock arrangements that are approved by the Board; (D) shares of Common Stock (or options, warrants or rights directly or indirectly exercisable therefore and the underlying Common Stock) issued to lenders, equipment lessors, or other parties providing goods or services to the Company, pursuant to contracts or other arrangements that are unanimously approved by the Board; and (E) shares of Common Stock (or options, warrants or rights directly or indirectly exercisable therefore and the underlying Common Stock) issued to commercial or strategic partners of the Company in connection with transactions that are not entered into primarily for purposes of raising working capital or that are issued in connection with acquisitions by the Company of assets of third parties or of other companies, in all such cases pursuant to contracts or other arrangements that are unanimously approved by the Board.

(ii) The “Aggregate Consideration Received” by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this subsection 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this subsection 5.8, for the issue of such Additional Shares of Common Stock; and

(vi) “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 5.8, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated as of such date using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of

Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated as of such date using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.9. Multiple Closing Dates. In the event the Company shall issue, on more than one date, shares of Series F Preferred Stock and/or warrants exercisable for shares of Series F Preferred Stock that would result in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of subsection 5.8(a), then, to the extent that such issuances occur within the period of time beginning on the Original Issue Date and ending on October 30, 2007 (the “Additional Closing Period”), upon the final such issuance the Conversion Price of any series of Preferred Stock so adjusted shall be readjusted to give effect to all such issuances as if they occurred on the Original Issue Date and no further adjustment shall be made for the issuances of Series F Preferred Stock and/or warrants exercisable for shares of Series F Preferred Stock within such Additional Closing Period.

5.10 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Company’s books.

5.11 Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in subsection 3.4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in subsection 3.4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, recapitalization, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, recapitalization, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up. The provisions of this subsection 5.11 may be waived, prospectively or retroactively, by vote or written consent of holders of at least two-thirds of the Preferred Stock then outstanding (determined on an as-converted-to-common basis set forth in subsection 4.2).

5.12 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.13 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.14 Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) delivery to an express courier service, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

5.15 Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

6. Restrictions and Limitations.

6.1 Class Protective Provisions. So long at least 1,500,000 shares of Preferred Stock remain outstanding, the Company shall not (by reclassification, merger or otherwise), without the approval, by vote or written consent, of the holders of two-thirds of the Preferred Stock then outstanding (determined on an as-converted-to-common basis as set forth in subsection 4.2), voting as a single class (except to the extent that separate series votes are required by law or as otherwise set forth in this Section 6):

(1) amend its Amended and Restated Articles of Incorporation or bylaws in any manner that would adversely alter any of the rights, preferences, privileges or restrictions of any series of Preferred Stock;

(2) amend its Amended and Restated Articles of Incorporation to increase or decrease the authorized number of shares of Common or Preferred Stock;

(3) authorize any other stock having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock;

(4) redeem or declare a dividend on any shares of Common Stock, other than (i) pursuant to equity incentive agreements with employees or consultants giving the Company the right to repurchase shares upon the termination of services, or (ii) pursuant to other agreements providing for a right of repurchase by the Company as approved by the unanimous consent of the Board;

(5) merge or consolidate with or into any corporation if such merger or consolidation would result in the shareholders of the Company immediately prior to such merger or consolidation holding less than majority of the voting power of the stock of the surviving corporation immediately after such merger or consolidation;

(6) sell all or substantially all the Company’s assets in a single transaction or series of related transactions;

(7) reclassify or recapitalize any outstanding shares of securities of the Company;

(8) change the number of authorized directors provided for in subsection 4.4; or

(9) amend the Company’s Amended and Restated Articles of Incorporation.

6.2 Series B Protective Provision. So long as any shares of Series B Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series B Preferred Stock then outstanding (determined on an as-converted-to-common basis as set forth in subsection 4.2), amend its Amended and Restated Articles of Incorporation in such a manner that the Series B Preferred Stock is materially adversely affected by such amendment in a manner different from the other series of Preferred Stock.

6.3 Series C Protective Provision. So long as any shares of Series C Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series C Preferred Stock then outstanding (determined on an as-converted-to-common basis as set forth in subsection 4.2), amend its Amended and Restated Articles of Incorporation in such a manner that the Series C Preferred Stock is materially adversely affected by such amendment in a manner different from the other series of Preferred Stock.

6.4 Series D Protective Provision. So long as any shares of Series D Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series D Preferred Stock then outstanding (determined on an as-converted-to-common basis as set forth in subsection 4.2), amend its Amended and Restated Articles of Incorporation in such a manner that the Series D Preferred Stock is materially adversely affected by such amendment in a manner different from the other series of Preferred Stock.

6.5 Series E Protective Provision. So long as any shares of Series E Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series E Preferred Stock then outstanding (determined on an as-converted-to-common basis as set forth in subsection 4.2), amend its Amended and Restated Articles of Incorporation in such a manner that the Series E Preferred Stock is materially adversely affected by such amendment in a manner different from the other series of Preferred Stock. Notwithstanding the foregoing and for so long as at least 1,500,000 shares of Series E Preferred Stock are outstanding, neither subsection 4.5(a)(iii) nor this second sentence of subsection 6.5 may be amended without the approval, by vote or written consent, of the holders of at least two-thirds (2/3) of the Series E Preferred Stock then outstanding

6.6 Series F Protective Provision. So long as any shares of Series F Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series F Preferred Stock then outstanding (determined on an as-converted-to-common basis as set forth in subsection 4.2), amend its Amended and Restated Articles of Incorporation in such a manner that the Series F Preferred Stock is materially adversely affected by such amendment in a manner different from the other series of Preferred Stock.

7. Miscellaneous

7.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

7.2 Consent to Certain Transactions. Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to all Permitted Repurchases.